Exhibit 10.5



CVI Clearvision, Inc. Public Relations businessworldnews.com
 846 North Cahuenga Boulevard, Hollywood, CA 90038
t: 310-286-9400/f: 323-993-5616

CVI/ Letter of Agreement
Confidential Page 1

This Agreement is entered into on the 5th day of May 2005 by and between Clearvision, Inc., ("CVI") a California corporation with its offices at 846 North Cahuenga Blvd, Hollywood, CA 90038; and International Power Group, Ltd. along with Naanovo Energy Inc. (hereafter referred to as "CLIENT"), with its principal offices at: 6 Glory Lane, P.O. Box 326, Sussex, NJ. 07461-0326 USA


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WHEREAS, CVI provides strategic planning, PR and marketing consulting services to publicly traded and private companies;


Whereas, CLIENT wishes to receive a MediaBlitz!(R) campaign package;

Definitions:

o TV News Spotlight: A 2-8 minute segment featured on 1/2 hr. TV news magazines airing nationwide.

o VNR: a broadcast-quality 90-second narrated Video News Release, followed by up to 13 minutes of B-Roll and Sound Bites, distributed via Satellite and Beta Broadcast Masters for inclusion on national and local news programs and talk shows.

o Newspaper Feature: 1-3 column news article with photo and contact info distributed to over 10,000 newspapers (mainly major market dailies and weeklies), reaching over 20 million readers (est.).

o RNR: 60 second Radio News Release professionally recorded and distributed in script form and on CD to 6,600 radio stations for use on regular news and talk shows.

Whereas CVI have offered their services to the CLIENT, and the CLIENT has chosen to hire CVI to perform these services;

For mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to as follows:

1.       PRODUCTION GUARANTEES
CVI will provide the following productions for CLIENT: TV News Spotlight, Video News Release (VNR), In-flight Video, Corporate Video (up to 10-min), Tradeshow Loop Presentation, Internet Streaming Video, Newspaper Feature, and RNR. Productions include complete Scripting (two drafts and a polish per Feature) to CLIENT's approval; up to four days of Shooting - including locations approved by CLIENT and on a state-of-the-art sound stage and news set in Hollywood, CA; Emmy winning news anchors; accredited on-camera news reporter; Voice-over narration; unlimited Stock Footage from in-house library (17 years worth of archived production footage); Complete Post Production / Editing with Graphics, Digital Editing; Production Insurance, CVI's local Location and Travel expenses and Per Diem, Director and Producer Fees; printing, postage and mailing, news clippings, and readership reports. Also includes all overhead and administrative expenses.



2. MEDIA PLACEMENT GUARANTEES CVI represents, warrants and agrees that:

a) CLIENT's TV News Spotlight and/or VNR will air on national and local cable, satellite and broadcast affiliates throughout the U.S. and Canada. Programs will air as regular (non-paid) programming and as sponsored (paid) programming.


b) CVI guarantee 1,000 total airings generated from a combination of cablecasts and broadcasts. Counted airings will take place between 6:30 am and 10:30 pm daily - with the majority expected to be aired in Top 50 markets during primetime hours (5:30 pm-10:30 pm). Each city counts as one airing. TVA and CVI guarantee a minimum of 300,000 broadcast audience impressions based on Nielsen Rating Systems and 90,000,000 cable households. Cable audience is estimated at 4,860,000 viewers based on 2% of cable subscriber base and 2.7 viewers per household.


c) CVI guarantees nationwide distribution of the TV Spotlight and/or VNR on one or more national networks such as CNN, MSNBC, FOX News Channel, CNBC, Dish Network and AMC.


d) CLIENT is guaranteed sponsored airings on your choice of one of the following clusters nationwide or in cities you select, typically airing during peak and primetime. Clusters include: Adult Cluster, Male Cluster, Female Cluster, Lifestyle Cluster, News Cluster, Healthy Living Cluster, Young Adult Cluster, Sports Cluster, and Kids Cluster.


e) CLIENT is guaranteed at least twelve interviews on national and/or local market TV and Radio talk shows during the six month term of this campaign.


f) Spotlight is guaranteed to air daily on one or more major Airlines for at least one month as in-flight programming.


g) CLIENT is guaranteed to receive a minimum of 100 Newspaper Feature placements;


h) CLIENT is guaranteed 200 Radio News Release (RNR) placements.


i) CLIENT is guaranteed monthly updates of CLIENT's headlining events in major financial / business E-newsletter sent to over 650,000 opt-in subscribers including: 250,000+ financial services professionals, 50,000+ key corporate decision makers and 350,000+ investors.


CLIENT will receive usage reports with maps, bar charts, pie charts and circulation data plus physical clippings from newspapers and magazines---verifying the guaranteed number of placements and audience impressions. TV, Print and Radio elements are subject to editing by media outlets.

3.   PROMOTIONAL ELEMENTS
a) CLIENT will receive One Hundred (100) fully packaged VHS or CD copies of the Corporate Video or TV News Spotlight (CLIENT's choice) with the option to purchase more at guaranteed competitive prices. CLIENT is free to choose five additional TV airings instead of the copies.

b) CLIENT's complete Spotlight transcript, company logo, capsule description and links to CLIENT's site will be featured as a TOP STORY during the six month term of this campaign on one or more of TVA's news portals including: www.businessworldnews.com and www.businessworldnews.tv ;
     www.healthworldnews.tv ; www.entertainmentworldnews.tv.

c) CLIENT will receive Video Streaming of CLIENT's Spotlight from TVA's servers for at least six months.




4.   GRANT OF RIGHTS
a) CVI hereby grants to CLIENT the complete, unconditional and exclusive worldwide ownership in perpetuity of the Corporate Video, Tradeshow Loop Presentation, and Internet Streaming versions. CLIENT shall, accordingly, have the sole and exclusive right to copyright any such materials in its name, as the sole owner and author thereof (it being understood that for such purposes CVI shall be CLIENT's "employees for hire" as such term is defined in the United States Copyright Act). However, any re-editing / re-purposing of footage containing TV news anchors and reporters for commercial broadcast use (e.g. infomercial usage) will require their written approval. CVI grants to CLIENT the rights to: a) approve Scripts prior to Shooting; b) approve final edited corporate version; c) receive additional VHS, DVD, or CD copies of all materials at guaranteed rates. CLIENT is free to use any vendor if CVI cannot match their written quote.

b) CLIENT grants to CVI all rights to edit, distribute, exhibit, syndicate and market worldwide (via cable, network TV, satellite, cruise lines, airlines, video, internet, CD, DVD, etc.) in perpetuity all programming created for broadcast purposes under this Agreement. CVI and its partners retain complete ownership and editorial content of its TV, Radio, and Internet shows, and websites.

5. BILLING This Agreement is to be carried out on a fixed fee basis. Of the total production, media and promotion elements contained in this package, CVI shall be responsible for all costs associated with this Agreement and the actions required or contemplated on the part of CVI hereby, provided however, that Client agrees to pay CVI one payment totaling $350,000.00. 1) Naanovo Energy Inc. shall deposit $175,000.00 cash and International Power Group, Ltd. Shall deposit 565,000 in IPWG newly issued 144 shares as follows: 165,000 newly issued 144 shares vested in the name of Jeffery Goddard, a natural person, SS# ###-##-####, at 3950 Vantage Ave., Studio City, CA. 91604 and 400,000 newly issued 144 shares vested to Clearvision Inc. at: 846 North Cahuenga Blvd, Hollywood, CA 90038. Federal Tax ID # 37-1441306.

Bonus Payment: If CVI delivers over 2,000 televised airings (i.e. more than double the 1,000 airings guaranteed herein), CLIENT agrees to commit to a second CVI media project of at least equal value or pay an additional $30,000 in cash or equivalent in stock to CVI (if stock) within one month after receiving proof of airings.

6. PRODUCTION SCHEDULE A complete Production Schedule ("Schedule A") is attached hereto. CVI's ability to provide this production / media / promotion package for the price offered requires a firm commitment from CLIENT to adhere to the Production Schedule.

7. RESPONSIBILITIES OF CLIENT CLIENT agrees to provide: prior to Shooting: visual subjects called for in the approved script such as slides, photographs, testimonial letters, existing stock footage, company artwork, logos, etc.; shooting locations, interviewees, Company representative with approval authority to accompany camera crew during Shooting; timely approvals of all elements of production - (Client will have five business days to approve or request revisions. Otherwise, elements will be deemed as "Approved" in order to keep to schedule); prompt payments; overnight express and shipping charges. CLIENT agrees to cooperate fully with CVI to enable the production to be completed within the mutually approved timeframe (Schedule A).

Any unreasonable delay (more than three weeks past Schedule A) caused by CLIENT will modify the responsibility of CVI as to completion date, guarantees and fees. Any payment not made within a timely manner shall accrue interest at the rate of one and one-half percent (1.5%) per month. CLIENT also agrees not to engage in business directly with CVI employees, vendors, and/or independent contractors during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, unless there was a provable, pre-existing relationship with CLIENT.




8.  INDEMNIFICATION

(a) CLIENT agrees to indemnify and hold CVI harmless for all materials, products and personnel provided by CLIENT as well as truthfulness, accuracy and legality of claims made by CLIENT in script and on camera.

(b) CLIENT further agrees indemnifies and hold CVI and its directors, employees, affiliates and agents (each an "Indemnified Person") harmless from and against any losses, claims, judgments, assessments and other liabilities (collectively "Liabilities") and will reimburse each Indemnified Person for all fees and expenses (including legal representation)(collectively "Expenses") as they are incurred in investigating, preparing, or defending any claim, action, proceeding or investigation (collectively, "Actions"), arising out of, related to or in connection with any advice, actions or services rendered by any indemnification Person pursuant to the Agreement, provided that the CLIENT will not be responsible for any Liabilities or Expenses that are determined by a court of competent jurisdiction to have resulted solely from the Indemnified Person's gross negligence or willful misconduct. However, the CLIENT's obligation to each Indemnified Person shall remain in full force and effect regardless of any modification, finalization, expiration or termination of this agreement.

9. CANCELLATION / RESCHEDULING FEES This Agreement commences and becomes binding upon faxed acceptance by both parties and continues throughout the Term. CLIENT agrees to pay a $3,500 rescheduling fee should CLIENT fail to meet the approved Shoot Date without written notice one week in advance. The parties hereto agree that damages arising from a breach of this Agreement would be difficult or impossible to quantify. Therefore, should CLIENT cancel or cause this campaign to be unreasonably delayed for any reason (other than gross negligence, non-performance or breach on the part of CVI) beyond the timeframe budgeted for in Schedule A, CLIENT agrees to pay CVI 25% of contract total (in addition to payments already made) as liquidated damages.

10. SCHEDULES The additional terms and conditions in "Schedule A" and "Schedule B" attached hereto are hereby incorporated herein by this reference.

         **** THIS AGREEMENT SHALL SUPERSEDE ANY PREVIOUS AGREEMENT ***




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AGREED AND ACCEPTED BY CLIENT: AGREED AND ACCEPTED BY CVI:


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 --------------------------------------     ------------------------------------
Peter Toscano - President & CEO


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Date


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Dr. J. Thomas Morrow - President & CEO


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Date



                                   SCHEDULE A*

This contract is contingent upon the acceptance and approval of CVI's producers and editorial staff approving the content provided by the client. CVI will have 5 business days from receipt of client questionnaire to reject or accept the proposed MediaBlitz! Campaign.


PHASE I - PRE-PRODUCTION
Weeks 1-4 - Receive signoff / payment; Review existing materials, Research competitive environment, Conduct Creative Strategy Sessions, Develop Strategic Image Objectives, Develop Scripts and Text for TV, Newspapers and Radio. Develop interview questions for TV and Radio talk shows. Secure Production team, Shoot Dates, Reporters, Locations and provide all Pre-Production prep.

PHASE II - PRODUCTION
Weeks 5-8 - Upon approval of Phase I, Commence Shooting on locations and in Studio. Complete Post Production (editing, graphics, narration, music, audio mixing, duplication of Broadcast masters, etc.) Create Media Advisory for Video News Release; Secure Airline placement of In-flight video. Present finished Newspaper and Radio Features for Client's approval.

PHASE III - DISTRIBUTION
Weeks 9-10 - Upon approval of Phase II, Distribute TV programs via satellite and Beta Broadcast Masters to Broadcast, Cable and Satellite Networks. Distribute Inflight Broadcast Master. Distribute Newspaper and Radio Features. Commence TV and Radio Talk Show interviews; commence monthly eBroadcasts to 650,000 opt-in subscribers; Release DVD, CD or VHS replications of Corporate Video and/or TV News Spotlight to CLIENT. Release Trade Show Loop Presentation and Internet Streaming movie to CLIENT.

PHASE IV - MONITORING
Weeks 11-34** Provide VNR feed report; Continue interviews on TV and Radio talk shows. Compile and present 3 ring binder with usage map, actual clippings from Newspapers, detailed TV and Radio broadcast affidavits, bar charts, pie charts and circulation data---verifying the guaranteed number of placements and audience impressions. Provide monthly updates showing new placements. Continue tracking, monitoring, compiling reports, looking for additional utilization and distribution opportunities to maximize return on CLIENT's investment.

*Subject to expedient receipt of payments, materials and approvals from CLIENT and availability of locations and on-camera talent / interviewees.

**Or longer if placements continue to occur.




Content provided by the client is hereby accepted this _______ day of ________, 2005.




----------------------------------
Jeffery Goddard
Executive Producer


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                  SCHEDULE B - ADDITIONAL TERMS AND CONDITIONS

1. Controlling Law. This Agreement shall be deemed to have been executed and delivered in Los Angeles County, California. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of California, including the Uniform Commercial Code as enacted in that jurisdiction, without giving effect to the principals of conflicts of law thereof.
2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
3. Non-Waiver. The waiver of any breach of the terms of this Agreement shall not constitute the waiver of any other or further breach hereunder, whether or not of alike kind or nature.
4. Severability. In the event that any one or more of the terms, conditions or provisions of this Agreement is held invalid, illegal or unenforceable, such other terms, conditions and provisions shall remain binding and effective.
5. Entire Agreement/Amendment. This represents the entire and integrated agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, either oral or written, between the parties. This Agreement may be amended or modified only by a written instrument signed by both parties. CVI make no guarantees as to effect these services will have on CLIENT's share price or revenues.
6. Disputes. Any and all differences, disputes or controversies arising out of or in connection with this Agreement shall be submitted to arbitration who is mutually selected by all parties; in Los Angeles, California under the then prevailing rules of the American Arbitration Association. The parties hereby agree to abide by and perform any award rendered in such arbitration, including reasonable attorney fees (if awarded at the arbitrator's discretion). Judgment upon any such award rendered may be entered in any court having jurisdiction thereof.
7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument.
8. No Further Duties. Except as expressly provided herein, the parties shall have no further duties of obligations whatsoever to each other during or following the term of this Agreement.
9. No Partnership or Agency. Nothing in this Agreement shall be construed as creating a partnership, joint venture, agency or employer-employee relationship between the parties hereto.
10. Authority. The individuals signing this agreement warrant and represent that they each have the actual authority to enter into this Agreement and to perform the obligations hereunder on behalf of the parties to this license.
11. Headlines. Paragraph headings used in the agreement are for the convenience of reference only and in no way define, extend, limit or decide the scope of the agreement or the intent of any provision thereof.
12. Construction. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof, and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.
13. Remedies Cumulative; Limitation. All remedies set forth in this Agreement are cumulative and are in addition to any remedies now or later allowed by law. In no event, however, shall the CLIENT be entitled to aggregate damages in excess of the contracted price for any or more breaches by CVI of the terms of this Agreement, nor shall CLIENT be entitled to consequential or incidental damages due to any breach or default of CVI in connection with this agreement.
14. Independence. It is expressly understood and agreed that CVI and the CLIENT are completely separate entities and are not partners, joint ventures, nor agents for each other in any sense whatsoever and neither party has the power or right to obligate or bind the other. It is also expressly understood that CVI has not represented itself as a brokerage firm, venture capital firm, or by other definition, a capital raising entity in this transaction.
15. Time of Essence. Time is of the essence of each provision of this Agreement.